Exhibit 99.1

W-H Energy Services Announces Fourth Quarter Results

HOUSTON--(BUSINESS WIRE)--W-H Energy Services, Inc. (NYSE:WHQ) announced fourth quarter net income of $36.8 million or $1.18 per share as compared to the $32.3 million or $1.05 per share reported for the same period in the prior year. In the preceding quarter, the Company reported net income of $34.7 million or $1.11 per share. The sequential gain in quarterly earnings was driven by improved performance in the Company’s completion and workover segment, primarily its cased-hole wireline business.

The Company projects that earnings per share will range from $1.17 to $1.22 for the quarter ending March 31, 2008.

Revenues for the fourth quarter of $293.4 million were 23 percent higher than the fourth quarter of 2006 and were 4 percent higher than the preceding quarter. Domestic revenues increased 21 percent as compared to the fourth quarter of last year and were 3 percent higher than the preceding quarter. International revenues also increased 44 percent as compared to the fourth quarter of last year and were 10 percent higher than the preceding quarter.

For the year ended December 31, 2007 revenues of $1.1 billion and earnings per share of $4.70 increased from $894.8 million and $3.78, respectively, that was reported for the year ended December 31, 2006.

QUARTERLY SEGMENT RESULTS

Drilling

Revenues in the drilling segment were $192.6 million in the fourth quarter, 28 percent higher than the comparable period in the prior year and 3 percent higher as compared to the preceding quarter. Operating income of $39.3 million was 17 percent higher than the comparable period in the prior year and 2 percent lower than the preceding quarter.

Completion and workover

Fourth quarter revenues in the completion and workover segment were $100.8 million, 15 percent higher than the comparable period in the prior year and 6 percent higher than the preceding quarter. Operating income of $26.3 million recorded in the fourth quarter was 7 percent higher than the comparable period in the prior year and 21 percent higher than the preceding quarter.

W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

W-H ENERGY SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
		(as adjusted)		(as adjusted)
Revenues	$293,376	$238,339	$1,127,007	$894,754

Costs and Expenses:
Cost of revenues	161,055	126,130	610,500	471,896
Selling, general and administrative	44,336	36,271	175,900	147,202
Research and development	5,239	4,709	21,362	17,189
Depreciation and amortization	22,155	16,789	79,286	62,713
Total costs and expenses	232,785	183,899	887,048	699,000

Operating income	60,591	54,440	239,959	195,754

Other expenses:
Interest expense, net	2,163	2,327	8,388	8,864
Other expense (income), net	(7)	35	(33)	72
Income before income taxes	58,435	52,078	231,604	186,818

Provision for income taxes	21,634	19,778	85,193	71,212
Net income	$36,801	$32,300	$146,411	$115,606

Earnings per common share:
Basic	$1.21	$1.08	$4.82	$3.90
Diluted	$1.18	$1.05	$4.70	$3.78

Weighted average shares outstanding:
Basic	30,536	29,995	30,351	29,656
Diluted	31,290	30,786	31,154	30,572

(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.
W-H ENERGY SERVICES, INC. UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS (in thousands)

	December 31, 2007	December 31, 2006
		(as adjusted)
Assets:
Cash and cash equivalents	$23,076	$36,329
Accounts receivable, net	252,313	204,755
Inventory	102,584	78,127
Other current assets	40,004	22,776
Total current assets	417,977	341,987

Property and equipment, net	448,913	343,496
Other assets	153,389	138,798
Total assets	$1,020,279	$824,281

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$133,268	$121,425
Total current liabilities	133,268	121,425

Long-term debt (2)	150,000	150,000
Other liabilities	81,483	57,630
Total liabilities	364,751	329,055

Shareholders' equity	655,528	495,226
Total liabilities and shareholders' equity	$1,020,279	$824,281

(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.

(2) As of December 31, 2007, there was approximately $214.4 million available under the Company's revolving credit facility.
W-H ENERGY SERVICES, INC.
UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
(in thousands)

	For the Three Months Ended:
	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006
SEGMENTED INFORMATION:					(as adjusted)
Revenue:
Drilling	$192,555	$187,456	$179,141	$179,261	$150,810
Completion and workover	100,821	95,536	98,611	93,626	87,529
Total revenue	$293,376	$282,992	$277,752	$272,887	$238,339

Depreciation and amortization:
Drilling	$13,737	$12,542	$11,600	$10,573	$10,264
Completion and workover	8,352	7,825	7,493	6,933	6,475
Corporate	66	50	69	46	50
Total depreciation and amortization	$22,155	$20,417	$19,162	$17,552	$16,789

Operating income:
Drilling (1)	$39,272	$40,114	$41,307	$38,982	$33,470
Completion and workover	26,318	21,726	26,032	25,852	24,591
Corporate	(4,999)	(5,147)	(4,584)	(4,914)	(3,621)
Total operating income	$60,591	$56,693	$62,755	$59,920	$54,440

(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.

CONTACT:
W-H Energy Services, Inc., Houston
Shawn M. Housley, 713-974-9071